U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                               FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934,  Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940


1. Name and Address of Reporting Person

          Kamyar Beihagi

2. Issuer Name and Ticker or Trading Symbol

          EDGAR Filing.net, Inc. (Ticker not assigned)

3. I.R.S. Identification Number of Reporting Person, if an Entity

          (Voluntary)

4. Date of Event Requiring Statement (Month/Day/Year)

          January 15 2000

5. If Amendment, Date of Original (Month/Year)

          N/A

6. Relationship of Reporting Person to Issuer (Check all applicable)

          [X] Director [X] 10% Owner [X] Officer (Secretary)
          [_] Other(Specify)

7. Individual or Joint/Group Filing (Check applicable line)

          [X] Form filed by One Reporting Person
          [_] Form Filed by More than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

 1. Title      2. Amount        3. Ownership     4. Nature of
    of            of               Form: Direct     Indirect
    Security      Securities       (D) or           Beneficial
    (Instr. 4)    Beneficially     Indirect (I)     Ownership
                  Owned            (Instr. 5)       (Instr.5)
                  at End of
                  Month
                  (Instr. 4)

    Common        5,093,996        D                N/A
    Stock



Table II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

None, Not Applicable

**SIGNATURE OF REPORTING PERSON


                                        /s/Kamyar Beihagi
                                       Dated: January 15, 2001

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations. See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).